EXHIBIT 4.4


                        FIRST AMENDMENT TO LOAN DOCUMENTS


        This First Amendment to Loan Documents ("Amendment") is made as of December 2, 1996, by and between LASALLE NATIONAL BANK, a national banking association ("Bank"), and BANDO MCGLOCKLIN SMALL BUSINESS INVESTMENT CORPORATION, a Wisconsin corporation ("Borrower").


                             PRELIMINARY STATEMENTS

        A. Bank and Borrower previously entered into a Loan Agreement dated as of June 28, 1996 ("Loan Agreement"), pursuant to the terms of which Lender agreed to make available to Borrower a revolving credit facility of up to $7,500,000 ("Loan"). The Credit Facility is (i) evidenced by a Secured Promissory Note dated June 28, 1996, made by Borrower payable to the order of Bank in the principal amount of $7,500,000 ("Note"), and (ii) secured by, among other things, a General Security Agreement dated as of June 28, 1996, by and between Bank, as secured party, and Borrower, as debtor ("Security Agreement") and the other Loan Documents (as defined in the Loan Agreement).

        B. The Credit Facility currently has a Maturity Date of December 2, 1996. Pursuant to the provisions of Section 2.J. of the Loan Agreement Borrower has requested, and Bank has agreed, to extend the Maturity Date for the Loan to October 31, 1997, all on the terms and conditions contained in this Amendment.

        NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   AGREEMENTS

        1. Incorporation of Preliminary Statements and Exhibits; Defined Terms. The foregoing Preliminary Statements and all Exhibits attached hereto are hereby incorporated into and made a part of this Amendment. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

        2. Change in Maturity Date. From and after the date of this Amendment, all references in the Loan Documents to the "Maturity Date" shall mean October 31, 1997.

        3. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:


        (a) The following definition of "Third Party Loans" is hereby added to Section 1 of the Loan Agreement:

             "Third Party Loans shall mean loans made by Borrower to third parties, where (i) none of such loans or any amount owing to Borrower with respect thereto, are not currently, or at any time have not been, past due for more than 59 days; (ii) the terms of any such loans do not allow interest payable on the principal balance thereof to be "capitalized" (i.e., added to the principal balance of the loan); and (iii) no portion of the amount of principal of, or interest on, payable on any such loans has, at any time, been forgiven or reduced by Borrower."

        (b) Section 3(iv) of the Loan Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof: "funding Third Party Loans;".

        4. Amendment to Security Agreement. The first sentence of Section 3(b) of the Security Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

        "Debtor shall upon the creation thereof endorse to the order of and deliver to the Collateral Agent (as defined in the Intercreditor Agreement) all promissory notes or other agreements evidencing Third Party Loans (as such term is defined in the Lending Agreement between Secured Party and Debtor), and shall assign and deliver to the Collateral Agent any and all mortgages, security agreements, guarantees and other documents evidencing or securing such Third Party Loans; provided, however, Debtor shall not be required to so endorse and deliver to the Collateral Agent Third Party Loans constituting the Limited Lenders' Collateral unless and until such Third Party Loans shall cease to be part of the Limited Lenders' Collateral."

        5. References to Third Party Loans. All references to "Third Party Loans" in the Loan Documents (including, without limitation, the Intercreditor Agreement) shall mean Third Party Loans as defined in the Loan Agreement.

        6. Reaffirmation. The parties hereto agree that except as modified by this Amendment the Loan Agreement and the other Loan Documents shall remain unmodified and in full force and effect. All references in the Loan Documents to "the Loan Documents" henceforth shall mean the Loan Documents as modified by this Amendment, and the parties hereto reaffirm their obligations under the Loan Documents as amended hereby.

        7. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.


                            LASALLE NATIONAL BANK

                            By:
                            Title:


                            BANDO MCGLOCKLIN SMALL BUSINESS INVESTMENT
                            CORPORATION

                            By:
                            Title: